Exhibit 99

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD OCTOBER SALES UP 19 PERCENT; NEW VEHICLES DRIVE YEAR-TO-DATE SALES GROWTH TO DOUBLE INDUSTRY AVERAGE

●	Ford, Lincoln and Mercury October sales totaled 157,935, up 19 percent versus year ago

●	Ford’s year-to-date sales totaled 1.6 million, up 21 percent; Ford’s sales growth doubled the industry average

●	In October, Ford’s balanced portfolio of high-quality, fuel-efficient new cars, utilities and trucks drove sales gains; car sales up 20 percent, utilities up 9 percent and trucks up 25 percent

●	Ford dealers conclude annual Truck Month promotion with F-Series sales of 49,041, up 24 percent; F-Series further expands its leadership margin as year-to-date sales reach 434,920

●	Fiesta posts its best sales month ever; record October sales for Fusion. Strong starts for 2011 Ford Edge and Lincoln MKX crossovers with MyFordTouch and MyLincolnTouch technology

DEARBORN, Mich., Nov. 3, 2010 – Consumer demand for Ford Motor Company’s fresh lineup of high-quality, fuel-efficient vehicles in October helped the company grow monthly sales 19 percent versus a year ago, with 157,935 units sold.

Year-to-date, Ford, Lincoln and Mercury sales totaled 1.6 million, up 21 percent – growing double the overall industry rate. Ford is on track to gain market share for the second year in a row – a result not achieved since 1993.

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“Increasingly, consumers are choosing Ford,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “Ford’s broad range of high-quality, fuel-efficient vehicles offer buyers value that endures for the life of the purchase and when they trade their vehicle.”

Ford has shown consistent improvement in vehicle quality and reliability for several years. For 2011, 90 percent of Ford vehicles tested average or above average in the Consumer Reports study. In the most recent J.D. Power Initial Quality Study, Ford brand ranked fifth among all brands and first among non-luxury brands.

Ford’s Balanced Vehicle Portfolio
In October, Ford car sales were up 20 percent, utilities were up 9 percent and trucks were up 25 percent. Year-to-date, Ford car sales were up 18 percent, utilities were up 15 percent and trucks were up 28 percent.

Cars
Fiesta highlighted the growth in car sales with its best sales month ever (3,846 units). Fiesta, the highly acclaimed, fuel-efficient subcompact, is bringing new customers to Ford with a conquest rate of 62 percent – the highest in Ford’s product lineup – and a growing share of the small car segment.

“Fiesta customers love their new cars,” said Czubay. “Fiesta is our strongest proof point yet that our global growth strategy is working. Now, we’re preparing to launch the Focus – the next all-new product from Ford’s global product development system.”

Fiesta has helped Ford increase its share of the small car market, a key element in Ford’s U.S. and global growth strategy. In October, Ford’s share of the key small car segment increased more than 50 percent based on Fiesta and Focus combined share versus a year ago.

Also contributing to the growth in car sales was the Ford Fusion. The popular midsize sedan posted record October sales of 17,362, up 29 percent. Sales for the Ford Focus were up 23 percent, and Mustang sales were up 11 percent.

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Sales for the Lincoln MKZ were up 11 percent versus a year ago.  The MKZ Hybrid accounted for 25 percent of retail sales of the 2011 model MKZ.

Utilities
Ford’s new midsize crossovers, the 2011 Ford Edge and Lincoln MKX, are off to a strong start and capturing a larger share of their respective midsize crossover markets.  These products are the first Ford models to offer MyFordTouch and MyLincolnTouch – state-of-the-art technology to better connect drivers with their vehicle information, entertainment and on-board technologies.

The new Ford Edge also features best-in-class horsepower and unsurpassed V6 highway fuel economy.  The new Lincoln MKX offers best-in-class fuel economy and 305 horsepower – an increase of 40 hp versus the prior model.

Utilities were paced by the Edge, up 24 percent, and Escape, up 17 percent.

Trucks
Ford’s F-Series truck posted one of its highest sales months in the last two years and, in the process, became the industry’s first product to eclipse the 400,000-vehicle sales milestone in 2010. October sales for the F-Series totaled 49,041, up 24 percent. Year-to-date sales stand at 434,920.

Production of the 2011 model F-150 begins this month with an all-new powertrain lineup of four new engines, including a 3.5-liter EcoBoost and a new six-speed transmission that will deliver class-leading capability and fuel economy. This truck lineup will provide up to 20 percent more fuel efficiency than the 2010 models. F-150 pickups with the new 3.7-liter V6, 5.0-liter V8 and 6.2-liter V8 will be in dealership showrooms later this fall.  The F-150 with EcoBoost will be available for sale early next year.

Ford’s commercial vans also made strong contributions to October’s truck sales performance.  Econoline, Ford’s full-size van, had sales of 7,379, up 30 percent, and Transit Connect, the fuel-efficient, purpose-built van, delivered sales of 2,577, up 70 percent.

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“We are pleased to see Ford’s momentum continue as we start the fourth quarter,” said Czubay.  “We have several key product launches ahead, such as the new F-150 powertrains, Explorer and Focus, and we plan to continue the new product momentum into 2011 and beyond.”
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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 163,000 employees and about 70 plants worldwide, the company’s automotive brands include Ford, Lincoln and Mercury, production of which has been announced by the company to be ending in the fourth quarter of 2010. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

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